Exibit 99.2

Form 4 Supplemental Joint Filer Information

Name:	Path Spirit Limited

Address:	10 Norwich Street
London EC4A 1BD
United Kingdom

Designated Filer:	CGI Magyar Holdings LLC

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	November 11, 2024

Path Spirit Limited

By:	/s/ Poul Karlshoej, Director